FOR:	International Speedway Corporation
CONTACT:	Charles N. Talbert Senior Director, Investor and Corporate Communications (386) 681-4281

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE SECOND QUARTER OF FISCAL 2013

~ Company Reiterates Full-Year Financial Guidance ~

~ Groundbreaking Plans for Daytona International Speedway ~

DAYTONA BEACH, Fla. - July 3, 2013 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal second quarter ended May 31, 2013.
“We are pleased with our financial results for the quarter and year-to-date,” stated ISC Chief Executive Officer Lesa France Kennedy. “While consumer-related revenues at our events to-date generated mixed results, in part due to inclement weather, we remain optimistic that the economy is poised for stronger growth, which will benefit our fans.
“In a historic step to ensure Daytona International Speedway remains the unrivaled pinnacle of motorsports entertainment facilities, we are redeveloping the frontstretch of our legendary speedway. This redevelopment, branded the Daytona Rising project, is a reimagining of an American icon that will shape the vision of the speedway for the next generation. The vision blends modern amenities with the rich heritage race fans expect from Daytona.
“It is vital that we invest in Daytona International Speedway, home of the DAYTONA 500, the most prestigious race in all of motorsports. Developing a state-of-the art facility with first-class amenities will ensure Daytona International Speedway will continue to flourish as a major sporting event venue and a significant driver for the regional economy.
“As a result of the Daytona Rising project, we expect Daytona International Speedway will generate incremental growth in revenue and EBITDA for ISC within the first year after completion, and we anticipate it to be accretive to ISC's earnings within three years of completion.
“We are confident that elevating the experience at the most important motorsports facility in North America will enhance the DAYTONA 500 brand, our 12 other major motorsports facilities' brands and NASCAR's brand.

And, ultimately we expect it will influence attendance trends, corporate involvement in the sport and the long-term strength of broadcast media rights revenues.”
Second Quarter Comparison
Total revenue for the second quarter ended May 31, 2013 was approximately $178.4 million, compared to revenue of approximately $179.6 million in the prior-year period. Operating income was approximately $37.1 million during the period compared to approximately $33.2 million in the second quarter of fiscal 2012. Year-over-year comparability was impacted by:

•
During the second quarter of fiscal 2013, the Company expensed approximately $1.1 million, or $0.01 per diluted share, of certain ongoing carrying costs related to its Staten Island property. During the second quarter of fiscal 2013, the Company expensed approximately $1.0 million, or $0.01 per diluted share, of similar costs.

•
During the second quarter of fiscal 2012, the Company recognized approximately $1.2 million, or $0.02 per diluted share, related to a settlement of litigation involving certain ancillary facility operations.

•
During the second quarter of fiscal 2013, the Company recognized approximately $0.7 million, or $0.01 per diluted share, of losses associated with asset retirements primarily attributable to the removal of assets not fully depreciated in connection with certain capital improvements. Approximately $0.3 million was a result of cash expenditures related to demolition and/or asset relocation costs for the period. In the second quarter of fiscal 2012, the Company recognized approximately $5.7 million, or $0.07 per diluted share, of losses associated with asset retirements primarily attributable to the removal of assets not fully depreciated in connection with certain capital improvements.

•	During the second quarter of fiscal 2013, the Company recognized $0.3 million in certain costs related to the Daytona Rising project.

•
During the second quarter of fiscal 2012, the Company recognized approximately $9.1 million in expenses, or $0.12 per diluted share, related to the redemption of its remaining $87.0 million principal 5.40 percent Senior Notes.

Net income for the second quarter ended May 31, 2013 was approximately $22.4 million, or $0.48 per diluted share, compared to net income of approximately $13.7 million, or $0.30 per diluted share, in the prior year period. Excluding certain carrying costs related to the Staten Island property; legal judgment; losses associated with the retirements of certain other long-lived assets; and certain costs incurred associated with Daytona Rising, non-GAAP (defined below) net income for the second quarter of 2013 was $23.7 million, or $0.51 per diluted share. Non-GAAP net income for the fiscal second quarter of 2012 was $24.0 million, or $0.52 per diluted share.

Year-to-Date Comparison
For the six months ended May 31, 2013, total revenues were $306.9 million, compared to $307.0 million in 2012. Operating income for the six-month period was $62.2 million compared to $62.9 million in the prior year. Year-over-year comparability was impacted by:

•
During the six months ended May 31, 2013, the Company expensed approximately $1.9 million, or $0.03 per diluted share, of certain ongoing carrying costs related to its Staten Island property. During the six months ended May 31, 2012, the Company expensed approximately $1.7 million, or $0.02 per diluted share, of certain ongoing carrying costs related to its Staten Island property.

•
During the six months ended May 31, 2013, the Company recognized approximately $0.6 million, or $0.01 per diluted share, related to a judgment following litigation involving certain ancillary facility operations. For the comparable period in 2012, the Company recognized approximately $1.2 million, or $0.02 per diluted share, related to a settlement of litigation involving certain ancillary facility operations.

•
During the six months ended May 31, 2013, the Company recognized approximately $2.3 million, or $0.03 per diluted share, of losses associated with asset retirements primarily attributable to the removal of assets not fully depreciated in connection with certain capital improvements. Approximately $1.1 million was a result of cash expenditures related to demolition and/or asset relocation costs. During the six months ended May 31, 2012, the Company recognized approximately $5.7 million, or $0.07 per diluted share, of losses associated with asset retirements primarily attributable to the removal of assets not fully depreciated in connection with certain capital improvements.

•	During the six months ended May 31, 2013, the Company recognized $0.7 million, or $0.01 per diluted share, in certain costs related to the Daytona Rising project.

•
During the six months ended May 31, 2012, the Company recognized approximately $9.1 million in expenses, or $0.12 per diluted share, related to the redemption of its remaining $87.0 million principal 5.40 percent Senior Notes.

•	During the six months ended May 31, 2012, the Company recorded approximately $0.9 million, or $0.01 per diluted share, net gain on the sale of certain assets.
Net income for the six months ended May 31, 2013 was $36.0 million, or $0.77 per diluted share, compared to a net income of $30.9 million, or $0.67 per diluted share in 2012. Excluding certain carrying costs related to the Staten Island property; judgment following litigation; losses associated with the retirement of certain other long-lived assets; and certain costs associated with Daytona Rising, non-GAAP (defined below) net income for the for the six months ended May 31, 2013, was $39.3 million, or $0.85 per diluted share. This is compared to non-GAAP net income for the first six months of 2012 of $41.1 million, or $0.89 per diluted share.
GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles ("non-GAAP") and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
The adjustments for 2012 relate to carrying costs of ISC's Staten Island property, settlement of litigation, losses associated with the retirements of certain other long-lived assets, loss on early retirement of debt, and net gain on sale of certain assets.
The adjustments for 2013 relate to carrying costs of ISC's Staten Island property, legal judgment, losses associated with the retirements of certain other long-lived assets, and certain costs incurred associated with the Daytona Rising project.
The Company believes such non-GAAP information is useful and meaningful and is used by investors to assess its core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information adjusts for items that are not considered to be reflective of the Company's continuing core operations at its motorsports entertainment facilities. The Company believes that such non-GAAP information improves the comparability of its operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. The Company uses both GAAP and non-GAAP information in evaluating and operating its business and as such deemed it important to provide such information to investors.

	Three Months Ended		Six Months Ended
	May 31, 2012	May 31, 2013	May 31, 2012	May 31, 2013
	(Unaudited)
	( In Thousands, Except Per Share Amounts )
Net income	$13,740	$22,440	$30,879	$35,953
Adjustments, net of tax:
Carrying costs related to Staten Island	622	643	1,038	1,176
Legal settlement/judgment	716	5	716	351
Losses on asset retirements	3,443	456	3,473	1,395
Daytona Rising project	—	204	—	398
Loss on early redemption of debt	5,568	—	5,568	—
Net gain on sale of certain assets	(47)	(1)	(557)	(1)
Non-GAAP net income	$24,042	$23,747	$41,117	$39,272
Per share data:
Diluted earnings per share	$0.30	$0.48	$0.67	$0.77
Adjustments, net of tax:
Carrying costs related to Staten Island	0.01	0.01	0.02	0.03
Legal settlement/judgment	0.02	—	0.02	0.01
Losses on asset retirements	0.07	0.01	0.07	0.03
Daytona Rising project	—	0.01	—	0.01
Loss on early redemption of debt	0.12	—	0.12	—
Net gain on sale of certain assets	—	—	(0.01)	—
Non-GAAP diluted earnings per share	$0.52	$0.51	$0.89	$0.85
From a marketing partnership perspective, the Company has agreements in place for approximately 94.0 percent of its gross marketing partnership revenue target. All of the Company's available NASCAR Sprint Cup and Nationwide Series entitlements have been sold for the year. Accordingly, the Company expects to achieve its revenue target for the year.
The Company is encouraged that the number of Fortune 500 companies invested in NASCAR remains higher than any other sport. Nearly one-in-four Fortune 500 companies use NASCAR as part of their marketing mix. ISC's family of Fortune 500 companies is significant, with approximately one-third of its top 50 contracted partners being Fortune 500 companies. ISC also has a number of other blue-chip brands involved significantly in the sport, including MillerCoors and Toyota.
External Growth and Other Initiatives
Capital Spending
The Company competes for the consumers' discretionary dollar with many entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet its customer's expectations, ISC is committed to improving the guest experience at its facilities through on-going capital improvements that position it for long-term growth.
For the six months ended May 31, 2013, the Company spent approximately $21.6 million on capital expenditures for projects at its existing facilities. In comparison, capital expenditures for the six months ended May 31, 2012, totaled approximately $26.1 million for projects at its existing facilities.
Subsequent to the quarter ended May 31, 2013, ISC's board of directors endorsed a capital allocation plan for fiscal 2013 to fiscal 2017 to not exceed $600.0 million over that period. This is consistent with the Company's previous guidance on ISC's average annual capital expenditures range of between $100.0 million to $120.0 million for the next several years. The five-year capital expenditure plan encompasses all the capital expenditures for ISC's 13 major motorsports facilities, including the Daytona Rising project, as well as any equity commitments to undertake a proposed mixed-use entertainment destination development across from Daytona, which is still in the planning stage and subject to a number of approvals, including potential public incentives.
Capital expenditures for projects at existing facilities, including costs related to the Daytona Rising project, will be approximately $90.0 million for ISC's 2013 fiscal year. The majority of the capital expenditures for the Daytona Rising project will occur in fiscal 2014 and fiscal 2015. The Company is still working through the construction schedule for the Daytona Rising project, but it currently estimates ISC's total capex, exclusive of capitalized interest, will be approximately $215.0 million for fiscal 2014 and approximately $175.0 million for fiscal 2015. With a target completion date for Daytona Rising in January 2016, spending will then decrease significantly with an expectation of capital expenditures for projects at all of ISC's existing facilities, exclusive of capitalized interest, to be approximately $60.0 million in fiscal 2016 and fiscal 2017.
The Company reviews its capital expenditure program periodically and modifies it as required to meet current business needs.
Daytona Rising: Reimagining an American Icon
The Company recently announced that it is redeveloping the frontstretch of Daytona International Speedway, ISC's 54-year-old flagship motorsports facility, to enhance the event experience for our fans, marketing partners, broadcasters and the motorsports industry. The redevelopment of Daytona has been branded the Daytona Rising project.
The Company currently anticipates the Daytona Rising project to cost between $375.0 million to $400.0 million, excluding capitalized interest. Total expenditures incurred for the Daytona Rising project through May 31, 2013 were approximately $15.0 million. The Company expects to fund the Daytona Rising project from cash on hand, cash from its operations and may use borrowings on its credit facility for a limited period of time.
As part of the Daytona Rising project, the Company entered into a Design-Build Agreement with Barton Malow Company (“Barton Malow”), which obligates ISC to pay Barton Malow approximately $316.0 million for the completion of the work described in the Design-Build Agreement. The amount is a stipulated sum to be paid for the work, which may not change unless ISC requests a change in the scope of work.
The vision for the Daytona Rising project places an emphasis on enhancing the complete fan experience, beginning with five expanded and redesigned fan entrances, or injectors. Each injector will lead directly to a series of escalators and elevators that will transport fans to any of three different concourse levels, each featuring spacious and strategically-placed social "neighborhoods" along the nearly mile-long frontstretch.

A total of 11 neighborhoods, each measuring the size of a football field, will enable fans to meet and socialize during events without ever missing any on-track action, thanks to an open-sight line design throughout each concourse and dozens of added video screens in every neighborhood. The central neighborhood, dubbed the "World Center of Racing," will celebrate the history of Daytona International Speedway and its many unforgettable moments throughout more than 50 years of racing.
Every seat in the Speedway frontstretch will be replaced with wider, more comfortable seating that will provide pristine sight lines. There will also be more restrooms and concession stands per customer throughout the facility. At the conclusion of the redevelopment, Daytona International Speedway will be comprised of approximately 101,000 permanent seats with the potential to increase permanent seating to 125,000. Despite having fewer permanent seats on completion, the Company estimates that admissions revenue for all events at Daytona Intentional Speedway will generate a low single-digit compounded annual growth rate.
The Company expects that by providing its fans with a better experience as well as an expansive platform for its marketing partners including an elevated hospitality experience, the Daytona Rising project, upon completion in 2016, will provide an immediate incremental lift in Daytona International Speedway's revenues of approximately $20.0 million, and earnings before interest, taxes, depreciation and amortization ("EBITDA") lift of approximately $15.0 million with a mid-single-digit growth rate. The Company also currently anticipates the project to be accretive to its net income per share within three years of completion.
The Company is moving forward on this project immediately so it can be completed before the start of the 2016 motorsports season.

Hollywood Casino at Kansas Speedway
The Hollywood Casino at Kansas Speedway, a 50/50 joint venture with Penn National Gaming, Inc., which opened in February 2012, features a 95,000 square-foot casino with 2,000 slot machines and 52 table games, a 1,253 space parking structure as well as a sports-themed bar, dining and entertainment options. Penn National Gaming, Inc. is responsible for the operations of the casino.
For the first six months of the Company's 2013 fiscal year, it has received distributions from the casino totaling approximately $9.5 million. For the Company's 2013 fiscal year, it currently expects cash distributions from the casino to ISC to be approximately $20.0 million.
The Company estimates its equity income related to the operations of the casino to be approximately $8.0 million for its 2013 fiscal year. In June 2013 the casino received a property tax credit as a result of the casino successfully negotiating a resolution to its property tax appeal. The Company's share of the resolution of the appeal attributable to prior year's property taxes will contribute approximately $1.0 million of the fiscal 2013 estimate.

Return of Capital
The Company has authorized its agent to purchase shares under certain opportunistic parameters, which encompass price, corporate and regulatory requirements, capital availability and other market conditions. ISC did not purchase any shares of its Class A common shares during its fiscal 2013 second quarter. From December 2006 through May 2013, the Company purchased approximately 7.1 million shares. At the end of fiscal 2013 second quarter, the Company had approximately $61.7 million in remaining capacity on its $330.0 million authorization. On a quarterly basis and pursuant to the trading plan under Rule10b5-1, the Company reviews and adjusts, if necessary, the parameters of its Stock Purchase Plans.
Outlook
ISC reiterates its 2013 total revenue guidance range of $610.0 million to $625.0 million. In addition, the Company is maintaining its fiscal 2013 full year non-GAAP earnings range of $1.35 to $1.55 per diluted share after-tax.
ISC's fiscal 2013 non-GAAP earnings per share guidance excludes any accelerated depreciation and future impairments / losses on disposals of certain long-lived assets which could be recorded as part of capital improvements, resulting in removal of assets prior to the end of their actual useful life; any income statement impact attributable to the Daytona Rising project; legal judgments/settlements; certain carrying costs as well as any gain or loss on the sale of its Staten Island property and unanticipated further impairment of the property.
In closing, Ms. France Kennedy stated, “Enhancing the fan experience, which is at the heart of NASCAR's Industry Action Plan, is central to our growth strategy. An engaged customer, one who understands the sport and has a good at-track experience is more likely to be retained. To accomplish this we are evaluating ways to ensure our fans have equal access to the facilities' amenities as well as good sight lines to the track and also to pit row, where much of the strategy of the sport is revealed. Consequently, we are in the process of evaluating certain of our facilities to remove sections of seats that do not provide sufficient level of fan engagement. The benefit of increasing a fan's affinity for the sport is significant, and we expect it will translate into increased long-term cash flow, earnings visibility and value for our shareholders.”
Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 94031291.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Wednesday, July 17, 2013. To access, dial (855) 859-2056 and enter the code 94031291, or visit the “Investor Relations” section of the Company's Web site.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network, and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	May 31, 2012	May 31, 2013	May 31, 2012	May 31, 2013
REVENUES:
Admissions, net	$37,344	$35,778	$69,870	$66,515
Motorsports related	125,759	126,046	206,505	210,651
Food, beverage and merchandise	12,724	12,734	23,769	22,908
Other	3,768	3,816	6,849	6,852
	179,595	178,374	306,993	306,926
EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	48,855	50,144	74,107	76,489
Motorsports related	34,759	34,889	56,724	57,191
Food, beverage and merchandise	10,130	9,492	17,867	16,775
General and administrative	27,862	26,363	51,098	52,451
Depreciation and amortization	19,167	19,658	38,626	39,500
Losses on asset retirements	5,653	748	5,703	2,293
	146,426	141,294	244,125	244,699

Operating income	33,169	37,080	62,868	62,227
Interest income	31	19	58	39
Interest expense	(2,904)	(3,879)	(6,341)	(7,841)
Loss on early redemption of debt	(9,144)	—	(9,144)	—
Equity in net income from equity investments	1,395	3,231	1,094	4,251
Other	77	2	916	2
Income before income taxes	22,624	36,453	49,451	58,678
Income taxes	8,884	14,013	18,572	22,725
Net income	$13,740	$22,440	$30,879	$35,953

Dividends per share	$0.20	$0.22	$0.20	$0.22
Earnings per share:
Basic and diluted	$0.30	$0.48	$0.67	$0.77

Basic weighted average shares outstanding	46,306,147	46,446,993	46,348,345	46,435,289

Diluted weighted average shares outstanding	46,316,419	46,464,051	46,358,458	46,450,567

Comprehensive income	$13,885	$22,605	$31,207	$36,282

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)
(Unaudited)

	November 30, 2012	May 31, 2012	May 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$78,379	$104,068	$162,577
Receivables, less allowance	30,830	48,188	48,774
Inventories	3,020	4,274	3,940
Income taxes receivable	6,202	5,471	3,857
Deferred income taxes	2,029	2,345	2,047
Prepaid expenses and other current assets	7,159	14,592	14,967
Total Current Assets	127,619	178,938	236,162

Property and Equipment, net	1,362,186	1,356,557	1,344,299
Other Assets:
Equity investments	146,378	152,787	141,129
Intangible assets, net	178,649	178,667	178,635
Goodwill	118,791	118,791	118,791
Other	8,118	7,245	7,596
	451,936	457,490	446,151
Total Assets	$1,941,741	$1,992,985	$2,026,612
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,513	$2,284	$2,532
Accounts payable	12,630	17,894	10,390
Deferred income	42,818	86,206	85,198
Income taxes payable	1,507	4,610	4,715
Current tax liabilities	434	817	440
Other current liabilities	16,849	23,156	30,486
Total Current Liabilities	76,751	134,967	133,761

Long-Term Debt	274,419	296,563	274,100
Deferred Income Taxes	328,223	322,063	330,267
Long-Term Tax Liabilities	1,790	2,033	1,960
Long-Term Deferred Income	10,455	11,464	9,160
Other Long-Term Liabilities	1,293	1,500	1,681
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	260	261	261
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	200	199	200
Additional paid-in capital	442,474	442,075	443,293
Retained earnings	811,172	787,473	836,896
Accumulated other comprehensive loss	(5,296)	(5,613)	(4,967)
Total Shareholders’ Equity	1,248,810	1,224,395	1,275,683
Total Liabilities and Shareholders’ Equity	$1,941,741	$1,992,985	$2,026,612

Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended
	May 31, 2012	May 31, 2013
OPERATING ACTIVITIES
Net income	$30,879	$35,953
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,626	39,500
Stock-based compensation	809	1,088
Amortization of financing costs	889	718
Deferred income taxes	6,711	1,876
Income from equity investments	(1,094)	(4,251)
Distribution from equity investee	—	5,000
Loss on asset retirements, non-cash	5,703	1,184
Other, net	(898)	(33)
Changes in operating assets and liabilities:
Receivables, net	(12,090)	(17,944)
Inventories, prepaid expenses and other assets	(7,447)	(8,530)
Accounts payable and other liabilities	(7,098)	296
Deferred income	41,374	41,085
Income taxes	1,778	5,819
Net cash provided by operating activities	98,142	101,761
INVESTING ACTIVITIES
Capital expenditures	(26,092)	(21,632)
Distribution from equity investee and affiliate	—	4,500
Equity investments and advances to affiliate	(51,556)	—
Other, net	1,408	111
Net cash used in investing activities	(76,240)	(17,021)
FINANCING ACTIVITIES
Payment under credit facility	(60,000)	—
Proceeds from credit facility	130,000	—
Payment of long-term debt	(87,356)	(334)
Exercise of Class A common stock options	—	51
Reacquisition of previously issued common stock	(10,556)	(259)
Net cash used in financing activities	(27,912)	(542)
Net (decrease) increase in cash and cash equivalents	(6,010)	84,198
Cash and cash equivalents at beginning of period	110,078	78,379
Cash and cash equivalents at end of period	$104,068	$162,577